NORTHWEST BIOTHERAPEUTICS, INC.

A LEADER IN IMMUNE THERAPIES FOR CANCER

Northwest Biotherapeutics, Inc. (NASDAQ; NWBO) (NW Bio) has developed DCVax® personalized immune therapies for cancer, which are applicable to all solid tumor cancers (cancers in any tissues). These DCVax therapies are adding years of survival in clinical trials, without toxicity, and with lower cost than most recent cancer drugs. DCVax is a simple intradermal injection, like a flu shot.

Major recent accomplishments position NW Bio for inflection: a new listing on Nasdaq, a comprehensive balance sheet clean-up which retired more than $36 million in debt, and completion of a major new financing. With all of these transactions included, NW Bio has about 26.7 million shares outstanding, and a market cap as of January 16, 2013 of about $87 million. NWBio now has a clean balance sheet, a solid financial position, and recently filed a $100 million S-3 shelf registration.

SUPERIOR COMPETITIVE POSITION

1. Superior Phase I/II Clinical Trial Results in Diverse Cancers

- **Brain Cancer** -- Median Survival Time: Surgery/radiation/chemo: **14 Months** DCVax: **3 Years**
- **Brain Cancer** -- Patients Alive @ 4 years: Surgery/radiation/chemo: **<5%** DCVax: **33%**
  @ 6 years: Surgery/radiation/chemo: **<2%** DCVax: **27%**
- **Prostate Cancer** – Median Survival Time:
  No Metastases: Standard of care: **3 Years** DCVax: **4.5 Years (and >50% patients still alive)**
  With Metastases: Chemo: **1.5 Years** Key competitor (Dendreon): **2.2 Years** DCVax: **3+ Years**
- **Metastatic ovarian cancer:** significant delay in time to disease progression.
- No other immunotherapy platform has attained such consistently high results across diverse cancers to date.

2. Breadth of Applicability: All Solid Tumor Cancers; All Patients

- NWBio's lead product, DCVax-L is applicable to all solid tumors that can be surgically removed.
- NWBT's DCVax-Direct product is applicable to all solid tumors that are inoperable, and FDA has approved the upcoming Phase I/II trial explicitly for all solid tumor cancers.
- Only NWBio's products can treat all patients, with no patient screening required for particular tumor biomarkers or particular patient immune types.

3. More Chances to Win: Multiple Products, Multiple Markets

- NWBio already has 3 separate product lines: DCVax-L, DCVax-Direct and DCVax-Prostate, all based on NWBio's platform technology with dendritic cells (master cells of the immune system).
- Only NWBio has 2 products already at Phase III clinical trial stage: DCVax-L (trial under way at 41 sites in US, pending in UK & Germany) and DCVax-Prostate (trial approved by FDA; awaiting partnering).
- NWBio has clinical trials proceeding in both the US and Europe, providing two chances for approvals.
- Only NWBio has manufacturing already established in both the US and Europe (a 2+ year process). NWBio produces ≥3 years of doses in one batch, with extremely high purity (85-90% active ingredient), and low cost.
- Only NWBio has a compassionate use program (outside the US), with patients paying the costs.

4. External Validations: Partners and Regulatory/Government Decisions

- Major partnership (equivalent to pharma partnering): Fraunhofer Institute (€2 billion/year; 20,000 scientists, engineers and business personnel; state of the art manufacturing facilities; worldwide network).
- Additional partners: Sarah Cannon Research Institute (700 oncologists in US & UK); Kings College.
- Regulatory approvals: Phase III trial approved by both US FDA and UK's "FDA" (MHRA).
- Government: $5.5 million German government grant – one of largest ever awarded (and not yet used).

January, 2013